EXHIBIT (9)

ZURICH AMERICAN LIFE INSURANCE COMPANY

April 24, 2017

Board of Directors

Zurich American Life Insurance Company

ZALICO Variable Annuity Separate Account

1299 Zurich Way

Schaumburg, IL 60196

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of Post-Effective Amendment No. 28 to the Registration Statement on Form N-4, File Nos. 333-22375 and 811-3199 (the “Registration Statement”) by Zurich American Life Insurance Company (“ZALICO”) for the ZALICO Variable Annuity Separate Account (the “Separate Account”). The Registration Statement covers an indefinite number of units of interest in the Separate Account. Purchase payments to be received under Individual and Group Variable, Fixed and Market Value Adjusted Deferred Annuity Contracts (“Contracts”) offered by ZALICO may be allocated by ZALICO to the Separate Account in accordance with the owners’ directions with reserves established by ZALICO to support such Contracts.

The Contracts are designed to provide annuity benefits and were offered in the manner described in the prospectus which is included in the Registration Statement.

The Contracts were sold only in jurisdictions authorizing such sales. The Contract is currently not being issued.

I have examined all applicable corporate records of ZALICO and such other documentation and laws as I consider appropriate as a basis of this opinion. On the basis of such examination, it is my opinion that:

1.	ZALICO is a corporation duly organized and validly existing under the laws of the State of Illinois.

2.	The Separate Account is an account established and maintained by ZALICO pursuant to the laws of the State of Illinois, under which income, gains and losses, whether or not realized, from assets allocated to the Separate Account are, in accordance with the Contracts, credited to or charged against the Separate Account without regard to other income, gains or losses of ZALICO.

3.	Assets allocated to the Separate Account are owned by ZALICO. The Contracts provide that the portion of the assets of the Separate Account equal to the reserves and other Contract liabilities with respect to the Separate Account will not be chargeable with liabilities arising out of any other business ZALICO may conduct.

4.	When issued and sold as described above, the Contracts are duly authorized by ZALICO and constitute validly issued and binding obligations of ZALICO in accordance with their terms, except as limited by bankruptcy or insolvency laws affecting the rights of creditors generally.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Yours Truly,

/s/ Juanita M. Thomas
Juanita M. Thomas, Esq.
Zurich American Life Insurance Company